Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
101 Constitution Ave, NW, Suite 900
Washington, DC 20001
T: 202.689.2800 F: 202.689.2860
nelsonmullins.com

September 5, 2023

Calculator New Pubco, Inc.

4221 W. Boy Scout Blvd., Suite 300

Tampa, FL 33607

RE:	Registration Statement on Form S-4 (File No. 333-271665)

Ladies and Gentlemen:

We have acted as special counsel to Calculator New Pubco, Inc., a Delaware corporation (the “New Pubco”), in connection with the transactions contemplated by that Business Combination Agreement dated as of November 16, 2022 (as the same has been or may be amended or supplemented from time to time, the “Business Combination Agreement”) by and among Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), New Pubco, Calculator Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 1”), Calculator Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of New Pubco (“Merger Sub 2”), AtlasClear, Inc., a Wyoming corporation (“AtlasClear”), Atlas FinTech Holdings Corp., a Delaware corporation (“Atlas FinTech”) and Robert McBey. Pursuant to the Business Combination Agreement, among other things, (i) Merger Sub 1 will merge with and into Quantum, with Quantum continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco and (ii) Merger Sub 2 will merge with and into AtlasClear, with AtlasClear continuing as the surviving corporation and a wholly-owned subsidiary of New Pubco. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

This opinion is being rendered at the request of New Pubco in connection with the registration by New Pubco under the above-referenced Registration Statement (together with all amendments thereto as of the date hereof, the “Registration Statement”) filed by New Pubco with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) up to 10,081,634 shares (the “Shares”) of New Pubco’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued or issuable, or reserved for issuance, by the Company pursuant to the terms of the Business Combination Agreement, (ii) 20,125,000 warrants to purchase up to 10,062,500 shares of Common Stock (the “Half Warrants”) issuable by the Company pursuant to the terms of the Business Combination Agreement, (iii) 6,153,125 warrants to purchase up to 6,153,125 shares of Common Stock (the “Full Warrants” and together with the Half Warrants, the “Warrants”) issuable by the Company pursuant to the terms of the Business Combination Agreement and (iv) up to 16,215,625 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

September 5, 2023

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions hereinafter set forth below. These documents included, without limitation, (i) the Registration Statement and all amendments thereto filed with the Commission prior to the date hereof; (ii) the form of Amended and Restated Certificate of Incorporation of New Pubco to be effective upon the consummation of the Business Combination (the “A&R Charter”); (iii) the form of Amended and Restated Bylaws of New Pubco to be effective upon the consummation of the Business Combination; (iv) the Business Combination Agreement; (v) the Warrant Agreement, filed as Exhibit 4.1 to the Registration Statement; (vi) the form of warrant, filed as Exhibit 4.4 to the Registration Statement; and (vi) the form of Assignment, Assumption and Amendment Agreement to be entered into among New Pubco, Quantum and Continental Stock Transfer & Trust Company, filed as Exhibit 4.5 to the Registration Statement (the “Assumption Agreement”). With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to all questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of New Pubco.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, upon the filing of the A&R Charter with the Delaware Secretary of State, and upon the satisfaction of the conditions to the Business Combination set forth in the Business Combination Agreement:

1.	When issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	When assumed as contemplated in the Registration Statement and in accordance with the terms of the Business Combination Agreement and execution of the Assumption Agreement by the parties thereto, the Warrants will constitute valid and legally binding obligations of New Pubco, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

3.	Assuming the Warrant Shares were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and nonassessable.

September 5, 2023

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP